Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-132747

Subject to Completion: PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006) Preliminary Prospectus Supplement dated August 3, 2007

Performance Tracking Securities

UBS AG $• Securities linked to the CBOE S&P 500 BuyWrite Index (BXMSM) due on or about August 31, 2012

Issuer:	UBS AG (Jersey Branch)

Term:	5 years, subject to the right to exchange your Securities annually, as described below

Maturity Date:	We currently expect that the Securities will mature on or about August 31, 2012

No Interest Payments:	We will not pay you interest during the term of the Securities.

Underlying Index:

The return on the Securities is linked to the performance of the CBOE S&P 500 BuyWrite Index (BXMSM) (the “BXM”), which measures the total rate of return of a hypothetical “covered call” strategy (also referred to as a “buy-write” strategy) on the S&P 500® Index (the “S&P 500®”). The BXM was developed by the Chicago Board Options Exchange, Incorporated in connection with Standard & Poor’s. For a discussion of the BXM, see “The CBOE S&P 500 BuyWrite Index” beginning on page S-14.

Payment at Maturity or upon Early Exchange:	At maturity or upon an early exchange, you will receive a cash payment per $10 principal amount of your Securities equal to the Redemption Amount.

Investment Amount:	An amount equal to the principal amount minus the upfront fee.

Redemption Amount:	(Investment Amount Í Index Performance) – Fee Amount

See “Specific Terms of the Securities—Payment at Maturity or upon Exchange” beginning on page S-23.

Index Performance:	Index Ending Level

Index Starting Level

Index Starting Level:	The Index Starting Level will be •, the closing level of the BXM on a date we currently expect to be on or about August 28, 2007 (the “trade date”).

Index Ending Level:

The Index Ending Level will be the closing level of the BXM on any trading day or, for the purposes of calculating the Redemption Amount, the closing level of the BXM on the applicable valuation date or a date we currently expect to be on or about August 28, 2012 (the “final valuation date”), as the case may be.

Fee Amount:

The “Fee Amount” is equal to 1.25%* per annum multiplied by the Investment Amount multiplied by the Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date and then increasing, on each subsequent calendar day, by an amount equal to: (1.25%/365) Í Investment Amount Í Index Performance.

Fees:	Each Security is subject to an upfront fee and a Fee Amount. The upfront fee is equal to 1.25% of the $10 principal amount of your Securities. The Fee Amount is described above.

You may lose some or all of your investment if the BXM level declines over the term of the Securities or does not increase by an amount sufficient to offset the cumulative effect of the fees.

Exchange Right:

You will have the right to exchange your Securities annually on each of the dates we currently expect will be September 3, 2008, August 31, 2009, August 31, 2010 and August 31, 2011 (each, an “exchange date”) for a cash payment equal to the Redemption Amount determined on the applicable valuation date, which will be the third business day before the immediately succeeding exchange date.

No Listing:	The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

CUSIP Number:	902619469

ISIN Number	US9026194699

To help investors identify appropriate structured investment products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The securities offered hereby are classified by UBS as a Performance Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on page S-4.

See “Risk Factors” beginning on page S-8 for additional risks related to an investment in the Securities.

The Offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	100%	1.25%	98.75%
Total

*	Of the 1.25%, 0.75% constitutes an annual commission to UBS Financial Services Inc. For a more detailed explanation please see “Supplemental Plan of Distribution” on page S-37.

UBS Financial Services Inc.	UBS Investment Bank

Prospectus Supplement dated August •, 2007

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are medium-term notes issued by UBS linked to the performance of the CBOE S&P 500 BuyWrite Index (BXMSM) (the “BXM”). The Securities offer the opportunity to participate in any appreciation or decline in the BXM, as measured by the percentage change between the level of the BXM on a date we currently expect to be on or about August 28, 2007 (the “trade date”) and the level of the BXM on the applicable valuation date or on a date we currently expect to be on or about August 28, 2012 (the “final valuation date”), as the case may be, reduced by the fees (which consist of the upfront fee of 1.25% and the Fee Amount), all as described in greater detail below.

Announced in April 2002, the BXM was developed by the Chicago Board Options Exchange, Incorporated (the “CBOE”) in cooperation with Standard & Poor’s (“S&P”). The BXM is designed to track the performance of a hypothetical covered call strategy (also referred to as a “buy-write” strategy) on the S&P 500® Index (the “S&P 500®”). A “covered call” strategy generally is considered to be an investment strategy in which an investor buys a stock or a basket of stocks, and also writes (or sells) “covered” call options that correspond to the stock or basket of stocks. A call option is considered “covered” when the seller of the call option simultaneously holds an equivalent position in the underlying security. This strategy provides premiums from the written call options that can, to a limited extent, offset losses from downside market performance in an equity portfolio on which the option is sold. However, this strategy also limits participation in the appreciation of the equity portfolio on which the option is sold beyond the option’s strike price.

The BXM is a total return index using a covered call strategy by (1) buying an S&P 500® stock portfolio, and (2) “writing” (or selling) the near-term S&P 500® “covered” call option, referred to as the “call option”, generally on the third Friday of each month. Each call option written will have approximately one month remaining until expiration, with an exercise, or “strike” price at or slightly higher than the prevailing S&P 500® level (i.e., at or slightly out of the money). Each call option on the S&P 500® is held until expiration and cash settled, at which time a new one month, at or slightly out of the money call is written. For more information on the BXM, including a discussion of the S&P 500®, see “The CBOE S&P 500 BuyWrite Index” beginning on page S-14.

What is your payment at maturity or upon exchange?

At maturity or upon an early exchange, you will receive a cash payment per $10 principal amount of your Securities equal to the Redemption Amount, which will be calculated on the applicable valuation date or final valuation date, as the case may be, and based on the Index Performance.

The Redemption Amount will equal:

(Investment Amount Í Index Performance) – Fee Amount

The “Investment Amount” will equal: $10 – $0.125 = $9.875

The Index Performance will be calculated as follows:

Index Ending Level

Index Starting Level

where the “Index Starting Level” will equal the closing level of the BXM on the trade date and the “Index Ending Level” will equal the closing level of the BXM on any trading day or, for the purposes of calculating the Redemption Amount, the closing level of the BXM on the applicable valuation date or final valuation date, as the case may be.

The “Fee Amount” is equal to 1.25% per annum multiplied by the Investment Amount multiplied by the Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date and then increasing, on each subsequent calendar day, by an amount equal to: (1.25%/365) Í Investment Amount Í Index Performance.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early exchange.

The Securities are fully exposed to any decline in the level of the BXM. You may lose some or all of your investment if the BXM level declines over the term of the Securities or if the BXM does not increase by an amount sufficient to offset the cumulative effect of the fees.

For a further description of how your payment at maturity or upon an early exchange will be calculated, see “Examples” on page S-6 and “Specific Terms of the Securities—Payment at Maturity or upon Exchange” beginning on page S-23.

Exchange Right

You will have the right to exchange your Securities annually on each of the dates we currently expect will be September 3, 2008, August 31, 2009, August 31, 2010 and August 31, 2011 (each, an “exchange date”) for a cash payment equal to the Redemption Amount determined on the valuation date, which will be the third business day before the immediately succeeding exchange date.

Selected Purchase Considerations

†

BXM participation—The Securities provide the opportunity at maturity or upon an early exchange to participate in the potential increase in the level of the BXM from the trade date to the applicable valuation date or the final valuation date, as the case may be, subject to reduction by the fees (consisting of the upfront fee and the Fee Amount).

†

Covered call strategy—The covered call strategy on which the BXM is based includes income from option premiums derived from selling the call options on the S&P 500®. The premiums provided from the written call options can, to some extent, offset an investor’s losses if there is a decline in the level of the S&P 500®. However, the covered call strategy limits participation in the appreciation of the equity portfolio beyond the strike price of the call options included in the BXM in any month.

†

Minimum investment—Your minimum investment is 100 Securities at a principal amount of $10 per Security (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

†

Annual exchange right—You will have the right to exchange your Securities annually on each exchange date for a cash payment equal to the Redemption Amount determined on the applicable valuation date, which will be the third business day before the immediately succeeding exchange date.

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-8.

†

You may lose some or all of your principal—The Securities are fully exposed to any decline in the level of the BXM. You will lose some or all of your principal if the Index Ending Level is below the Index Starting Level or if the Index Ending Level is not sufficiently above the Index Starting Level to offset the cumulative effect of the fees.

†	Cumulative effect of the fees—The cumulative effect of the fees will reduce your participation in the performance of the BXM.

†

Market risk—The return on the Securities, which may be positive or negative, is directly linked to the performance of the BXM and indirectly linked to the performance of the S&P 500® and the price of call options on the S&P 500®. The return, therefore, will depend on whether, and the extent to which, the levels of the BXM and the S&P 500® increase or decrease and the price of call options on the S&P 500®.

†

Limited participation in S&P 500® appreciation—By using a covered call strategy, the BXM limits participation in the appreciation of the S&P 500® beyond the strike price of the call options that are sold on the S&P 500® each month. As a result, in periods of significant stock market appreciation in the U.S., the return on an investment in the Securities is likely to be substantially lower than the return on a comparable investment linked directly to the S&P 500®.

†

No interest payments or income from the Securities—You will not receive any interest payments on the Securities and you will not receive any income from the sale of the call options included in the BXM.

†

There may be little or no secondary market in the Securities—The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to the applicable exchange date or the maturity date, you may have to sell them at a substantial loss.

The Securities may be a suitable investment for you if:

†	You seek exposure to a covered call strategy on the S&P 500® as measured by the BXM.

†	You believe that, over your holding period for the Securities, the S&P 500® will not appreciate by more than the amount of income derived from the premium on the call options for such month.

†	You believe the level of the BXM will increase during the term of the Securities by an amount great enough to offset the cumulative effect of the fees.

†	You are willing to accept the risk that you may lose some or all of your investment if the Index Ending Level is below the Index Starting Level.

†	You do not seek current income from this investment.

†	You are willing to hold the Securities until an exchange date or until maturity.

The Securities may not be a suitable investment for you if:

†	You believe that the S&P 500® will appreciate over the term of the Securities by an amount that will exceed the income derived from the premiums on the call options on the S&P 500®.

†

You believe that the level of the BXM will decline over the term of the Securities or the Index Ending Level will not exceed the Index Starting Level by an amount sufficient to offset the cumulative effect of the fees.

†	You are not willing to accept the risk that you may lose some or all of your principal.

†	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

†	You are unable or unwilling to hold the Securities to maturity or to an early exchange date.

†	You seek current income from your investment.

†	You seek an investment for which there will be an active secondary market.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Securities offered hereby, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

†

Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

†

Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.

†

Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.

†	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

†

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price of the underlying asset. In order to benefit from any of principal protection investors must hold the Security until maturity.

†	Classification of Structured Products into categories is not intended to guarantee particular results of performance.

Who calculates and publishes the BXM?

The BXM is calculated and published by the CBOE. You can review quarterly closing levels of the BXM since June 1997 under the section “The CBOE S&P 500 BuyWrite Index—Historical Information” beginning on page S-18. On August 1, 2007, the closing level of the BXM as reported by the CBOE was 818.60. The historical performance of the BXM is not indicative of the future performance of the BXM or the level of the BXM on the applicable valuation date or the final valuation date, as the case may be.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page S-32.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid forward contract with respect to the BXM. If your Securities are so treated, you should generally recognize capital gain or loss upon the maturity of your Securities (or upon your sale, exchange or other disposition of your Securities prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss generally should be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations—Alternative Treatment” on page S-33.

How do the Securities Perform at Maturity?

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. At maturity or upon an early exchange (based on the valuation date immediately preceding each exchange date), investors receive a payment equal to the Investment Amount multiplied by the Index Performance, less the Fee Amount. The figures in these examples have been rounded for ease of analysis.

Since the fees reduce the amount at maturity or upon early exchange, the value of the BXM must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early exchange. If the value of the BXM decreases or does not increase significantly so as to offset the effect of the fees, you will receive less than the principal amount of your investment at maturity or upon early exchange.

Assumptions:
Investment Amount:	$9.875 (an amount equal to the principal amount minus the upfront fee)
Index Starting Level:	800
Term:	5 years with annual Exchange Rights

Example 1 —	The BXM closes at 1542.98 on the final valuation date, a 92.87% increase from the Index Starting Level of 800.

Year	Index	Change in Index Level	Fee Amount	Redemption Amount

0	800.00
1	1108.80	38.60%	$0.15	$13.54
2	1180.25	47.53%	$0.33	$14.24
3	1232.47	54.06%	$0.52	$14.69
4	1401.10	15.14%	$0.73	$16.57
5	1542.98	92.87%	$0.95	$18.10

	Annualized Index Return	14.04%
	Annualized Return on the
	Securities (including fees)	12.60%
	Total Return on the
	Securities (including fees)	80.97%

A 92.87% increase in the level of the BXM results, after deduction of fees, in a Redemption Amount of $18.10
(per $10.00), a 80.97% return on the Securities.

Example 2 —	The BXM closes at 681.86 on the final valuation date, a 14.77% decrease from the Index Starting Level of 800.

Year	Index	Change in Index Level	Fee Amount	Redemption Amount

0	800.00
1	619.78	–22.53%	$0.10	$7.55
2	652.97	–18.38%	$0.21	$7.85
3	593.60	–25.80%	$0.30	$7.03
4	559.25	–30.09%	$0.39	$6.51
5	681.86	–14.77%	$0.49	$7.93

	Annualized Index Return	–3.15%
	Annualized Return on the
	Securities (including fees)	–4.54%
	Total Return on the
	Securities (including fees)	–20.72%

A 14.77% decline in the level of the BXM results, after deduction of fees, in a Redemption Amount of $7.93 (per $10.00), a –20.72% return on the Securities.

Example 3 — The BXM closes at 862.20, a 7.77% increase from the Index Starting Level of 800.

Year	Index	Change in Index Level	Fee Amount	Redemption Amount

0	800.00
1	696.88	–12.89%	0.11	$ 8.49
2	737.32	–7.84%	0.22	$ 8.88
3	700.38	–12.45%	0.34	$ 8.31
4	717.77	–10.28%	0.44	$ 8.42
5	862.20	7.77%	0.56	$10.08

	Annualized Index Return	1.51%
	Annualized Return on the
	Securities (including fees)	0.16%
	Total Return on the
	Securities (including fees)	0.80%

A 7.77% increase in the level of the BXM results, after deduction of fees, in a Redemption Amount of $10.08 (per $10.00), a 0.80% return on the Securities.

*	The change in index level is based on the Index Performance, which is equal to the Index Ending Level/Index Starting Level.

**	The Fee Amount is calculated on a daily basis and the figures in this column represent a running total based on assumed daily index ending levels for the period covered.

***	The Redemption Amount will equal (Investment Amount Í Index Performance) — Fee Amount

Risk Factors

Your investment in the Securities will involve risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the BXM and you may lose some or all of the principal amount of your Securities. As described in more detail below, the trading price of the Securities may vary considerably before the applicable exchange date or the maturity date, due, among other things, to fluctuations in the level of the BXM, the S&P 500®, the price of the call options on the S&P 500® included in the BXM and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the BXM, the S&P 500® or the stocks underlying the S&P 500®. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The Securities are fully exposed to any decline in the level of the BXM and you may lose some or all of your principal amount

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a guaranteed fixed amount at maturity or upon an early exchange. We will pay you at maturity or upon an early exchange a Redemption Amount per $10 principal amount of your Securities, based on the performance of the BXM and the cumulative effect of the fees. Because the level of the BXM is subject to fluctuations in the S&P 500®, the price of call options on the S&P 500® and market performance generally, the amount of cash you receive at maturity or upon an early exchange may be more or less than your principal amount. If the level of the BXM decreases over the term of the Securities, you will lose some or all of your principal amount. If the level of the BXM increases over the term of the Securities, the increase must be in an amount sufficient to offset the cumulative effect of the fees in order to receive a positive return on your Securities. See “Specific Terms of the Securities” beginning on page S–23.

The cumulative effect of the fees will reduce your participation in the performance of the BXM

The fees (which consist of the upfront fee and the Fee Amount) will diminish the value of the Securities by reducing the Redemption Amount. The upfront fee is equal to 1.25% of the $10 principal amount of your Securities. The Fee Amount is equal to 1.25% per annum multiplied by the Investment Amount multiplied by the Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date and then increasing, on each subsequent calendar day, by an amount equal to: (1.25%/365) Í Investment Amount Í Index Performance. If the value of the BXM decreases or does not increase significantly so as to offset the cumulative effect of the fees on the Redemption Amount, you will receive less than your principal at maturity or upon an early exchange. The total cumulative effect of the fees cannot be determined in advance as it depends on the daily performance of the BXM. To demonstrate the cumulative effect of the upfront fee and the Fee Amount on your payment at maturity, please review the hypothetical calculations in “How do the Securities Perform at Maturity?” on page S-6.

The appreciation in the BXM may be less than that of the S&P 500® due to the effect of the BXM’s “covered call” strategy

A covered call strategy (also referred to as a “buy-write” strategy) limits participation in the appreciation of the underlying asset, in this case, the S&P 500®. As a result, an investment in the Securities is not the same as an investment directly linked to the performance of the S&P 500® or the stocks underlying the S&P 500® (the “S&P 500® constituent stocks”). The call options included in the BXM limit the BXM’s participation in the appreciation of the S&P 500® to the strike price of each call option in any given month. Consequently, the BXM will not participate as fully in the appreciation of the S&P 500® as

Risk Factors

would an investment linked directly to the S&P 500® or a direct investment in the S&P 500® constituent stocks. In general, if the level of the S&P 500® increases above the strike price of the call options on the S&P 500® by an amount that exceeds the premium received from the sale of the call options on the S&P 500®, the value of the covered call strategy will be less than the value of a direct investment in the S&P 500®. While the strike price of the call options on the S&P 500® included in the BXM will operate to limit the BXM’s participation in any increase in the value of the S&P 500®, the BXM’s exposure to any decline in the value of the S&P 500® will not be limited.

The market value of the Securities may be influenced by many unpredictable factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date or final valuation date, as the case may be, when the calculation agent will determine your payment at maturity or upon an early exchange. Therefore, you may sustain a significant loss if you sell the Securities in the secondary market should one develop. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the BXM will affect the market value of the Securities more than any other factor. Other factors described in detail in the paragraphs below that may influence the market value of the Securities include:

†	the volatility of the BXM (i.e., the frequency and magnitude of changes in the level of the BMX) on the date that the market value of the Securities is determined;

†	interest rates in the market;

†	the volatility of the S&P 500® (i.e., the frequency and magnitude of changes in the level of the S&P 500®);

†	the liquidity of the call options on the S&P 500® included in the BXM each month;

†	the dividend rate on the S&P 500® constituent stocks;

†	the time remaining to the applicable exchange date of the Securities or the maturity date;

†	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market maker;

†

economic, financial, political, regulatory, judicial or other events that affect the level of the BXM or the level of the S&P 500® or the market price of the S&P 500® constituent stocks or the liquidity of the call options on the S&P 500® or stock and option markets generally; or

†	the creditworthiness of UBS.

Changes that affect the calculation of the BXM could adversely affect the market value of the Securities and the amount you will receive at maturity or upon an early exchange

The CBOE is solely responsible for calculating and maintaining the BXM. Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (S&P) is solely responsible for calculating and maintaining the S&P 500®. You should not conclude that the inclusion of a stock in the S&P 500® is an investment recommendation by us of that stock. In addition, S&P can, in its sole discretion, add, delete or substitute the stocks underlying the S&P 500® or make other methodological changes required by certain corporate events relating to the S&P 500® constituent stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could change the value of the S&P 500® and the BXM. Any of these actions could adversely affect the amount payable on the Securities at maturity or upon an early exchange, and the market value of the Securities prior to the applicable exchange date or the maturity date.

Risk Factors

The amount payable on the Securities and their market value could also be affected if the CBOE or S&P, in their sole discretion, change their policies, for example, by changing the methodology for compiling and calculating the respective Index, or if the CBOE or S&P discontinue or suspend calculation or publication of the respective Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Ending Level is not available because of a market disruption event or for any other reason, the calculation agent—which will initially be UBS Securities LLC, an affiliate of UBS—will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of either Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation agent may determine the Index Ending Level—and thus the amount payable at maturity or upon an early exchange—in a manner it considers appropriate in its sole discretion.

Historical levels of the BXM should not be taken as an indication of future performance during the term of the Securities

The actual performance of the BXM over the term of the Securities, as well as the amount payable at maturity or upon an early exchange, may bear little relation to the historical levels of the BXM. Trading prices of the S&P 500® constituent stocks and the liquidity of the call options on the S&P 500® will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the S&P 500® constituent stocks.

You will not receive interest payments on the Securities or have rights in or receive income on the call options on the S&P 500® included in the BXM

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights in or receive income on the call options on the S&P 500® included in the BXM.

There may not be an active trading market in the Securities—sales in the secondary market should one develop may result in significant losses

There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS intend to make a market for the Securities, although they are not required to do so and may stop making a market in the Securities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities before maturity or the applicable exchange date, you may have to do so at a discount from the issue price and you may suffer significant losses.

Trading and other transactions by UBS or its affiliates may impair the market value of the Securities

The level of the BXM is based in part on successive short, or “sold”, one-month, at or slightly out-of-the-money call options on the S&P 500®. Each month, one call option expires and another call option is sold for the one-month option included in the BXM. It is not possible to predict the liquidity of each of the call options on the S&P 500® included in the BXM on the business day that the call options are exercised and sold. The liquidity of a security generally refers to the presence of sufficient supply and demand for that security, as determined by the number of buyers and sellers and the amount of that security such buyers and sellers are willing to purchase, to allow transactions to be effected in that security without a substantial increase or decrease in its price.

As described below under “Use of Proceeds and Hedging” on page S-30, we or one or more affiliates may carry out hedging activities related to the Securities, including taking positions in the S&P 500®

Risk Factors

constituent stocks (and possibly to other instruments linked to the S&P 500® constituent stocks) and selling call options on the S&P 500® corresponding to the call options on the S&P 500® included in the BXM. UBS and other affiliates of ours also trade the S&P 500® constituent stocks and other financial instruments related to S&P 500® constituent stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the trade date could potentially increase the Index Ending Level and, therefore, the level at which the BXM must reach before you receive a payment at maturity or upon an early exchange that exceeds the principal amount of the Securities. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the value of the BXM or the S&P 500® on the applicable valuation date or the final valuation date, as the case may be, and, accordingly, the payment you will receive at maturity or upon an early exchange. In particular, the hedging activity of our affiliates may constitute a significant portion of the volume of the transactions in these call options on the S&P 500® during the period in which the value is determined for purposes of inclusion in the BXM. If there is not sufficient demand for these call options, the hedging activity of our affiliates could cause a decline, and possibly a significant decline, in the value of these call options when they are included in the BXM.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the market price of the Underlying Securities to which the Securities are linked or the market value of the Securities.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the BXM to which the Securities are linked.

Our business activities may create conflicts of interest

As noted above, UBS and its affiliates expect to engage in trading activities related to the Securities, including taking positions in the S&P 500® constituent stocks (and possibly to other instruments linked to the S&P 500® constituent stocks) and selling call options on the S&P 500® corresponding to the call options on the S&P 500® included in the BXM. These trading activities are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the BXM or price of the call options on the S&P 500® included in the BXM, could be adverse to the interests of the holders of the Securities.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the S&P 500® constituent stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Securities. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the S&P 500® constituent stocks and/or the level of the BXM or the S&P 500® and, therefore, the market value of the Securities.

Risk Factors

UBS and its affiliates have no affiliation with the CBOE or S&P and are not responsible for its public disclosure of information

UBS and its affiliates are not affiliated with the CBOE or S&P in any way (except for licensing arrangements discussed below in “The CBOE S&P 500 BuyWrite Index” beginning on page S-14) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the BXM or the S&P 500®. The CBOE is not under any obligation to continue to calculate the BXM or required to calculate any successor index. If the CBOE discontinues or suspends the calculation of the BXM, it may become difficult to determine the market value of the Securities or the amount payable at maturity or on the applicable exchange date. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the BXM exists, the amount you receive at maturity or upon an early exchange will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities—Market Disruption Event” on page S-25 and “Specific Terms of the Securities—Discontinuance of or Adjustments to the BXM; Alteration of Method of Calculation” on page S-28.

The information in “The CBOE S&P 500 BuyWrite Index” section beginning on page S-14 has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by, the CBOE or S&P. UBS has not independently verified this information. You, as an investor in the Securities, should make your own investigation into the BXM, including the call options on the S&P 500®, the CBOE and S&P. The CBOE and S&P are not involved in the offer of the Securities in any way and have no obligation to consider your interests as a holder of the Securities.

There are potential conflicts of interest between you and the calculation agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the Redemption Amount paid to you at maturity or upon an early exchange. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” on page S-29. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the BXM, or the call options on the S&P 500® has occurred or is continuing on the day when the calculation agent will determine the Index Ending Level. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the determination of the Index Ending Level or the applicable exchange date or the maturity date, as the case may be, if a market disruption event occurs on the applicable valuation date or the final valuation date, as the case may be

The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the applicable valuation date or the final valuation date, as the case may be. If such a postponement occurs, then the calculation agent will instead use the closing level of the BXM on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the applicable valuation date or the final valuation date, as the case may be, for the Securities be postponed by more than ten business days. As a result, the applicable exchange date or the maturity date, as the case may be, for the Securities could also be postponed, although not by more than ten business days. If the applicable valuation date or the final valuation date, as the case may be, is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the applicable valuation date or the final valuation date, as the case may be. If a market disruption event is occurring on the last

Risk Factors

possible applicable valuation date or the final valuation date, as the case may be, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the BXM that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities—Market Disruption Event” on page S-25.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Significant aspects of the tax treatment of the Securities are uncertain

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section on page S-5, “Supplemental U.S. Tax Considerations” on page S-32, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The CBOE S&P 500 BuyWrite Index

We have derived all information regarding the CBOE S&P 500® BuyWrite Index (BXMSM) (the “BXM”) contained in this preliminary prospectus supplement, including its method of calculation, from publicly available sources. We make no representation or warranty as to the accuracy or completeness of such information.

The BXM is calculated, published and disseminated daily at the close of trading by the Chicago Board Options Exchange, Incorporated (the “CBOE”). Such information reflects the policies of, and is subject to change by, the CBOE. The CBOE has no obligation to continue to publish, and may discontinue or suspend publication of, the BXM at any time. Data on daily BXM closing levels are calculated and disseminated by the CBOE on its website, under the index symbol “BXM” and are also available from options quote vendors.

Description of the BXM

Announced in April 2002, the BXM was developed by the CBOE in connection with Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The BXM measures the total rate of return of a hypothetical “covered call” strategy (also referred to as a “buy-write” strategy) on the S&P 500® Index (the “S&P 500®”). This strategy consists of a hypothetical portfolio consisting of a “long” position indexed to the S&P 500® (i.e., a position in which the S&P 500® constituent stocks are held) and the deemed sale of a succession of one-month, at or slightly out-of-the-money call options on the S&P 500® that are listed on the CBOE. This hypothetical portfolio is referred to as the “covered S&P 500® portfolio.” The long position in the S&P 500® constituent stocks and the “short” call options are held in equal notional amounts (i.e., the short position in each call option is “covered” by the long position in the S&P 500® constituent stocks).

This strategy provides option premiums that can, to a limited extent, offset losses from downside market performance in an equity portfolio on which the covered call option is sold. However, the strategy also limits participation in the appreciation of the equity portfolio on which the option is sold beyond the option’s strike price. The strike price for each option included in the BXM will be equal to or slightly above the S&P 500® level at the time the option is sold.

The BXM measures the total return performance of the covered S&P 500® portfolio by incorporating the value of the ordinary cash dividends paid on the S&P 500® constituent stocks and the option premiums received from writing call options on the S&P 500®. Because the method of calculating the BXM effectively reinvests the dividends and option premiums into the S&P 500® on the day they are paid (in the case of dividends) or deemed to be received (in the case of option premiums), the BXM is subject to fluctuations in the value of the S&P 500®.

Call Options

The call options included in the value of the BXM have successive terms of approximately one month. Each call option on the S&P 500® in the hypothetical portfolio must be held to maturity, which is generally the third Friday of each month. Each day that options expire, new at or slightly out of the money call options on the S&P 500® are written. At expiration, the call options are settled against the “Special Opening Quotation,” a special calculation of the S&P 500®. The Special Opening Quotation is compiled from the opening prices of the S&P 500® constituent stocks and is generally determined before 11:00 a.m. (New York City time). The final settlement price of each call option at expiration is equal to the difference between the Special Opening Quotation and the strike price of the expired call option, or zero, whichever is greater, and is removed from the value of the BXM at that time. In other words, if the Special Opening Quotation is greater than each call option’s strike price, the final settlement price is

The CBOE S&P 500 BuyWrite Index

greater than zero and the value of the BXM is effectively decreased upon settlement of each call option. If the Special Opening Quotation is less than each call option’s strike price, each call option is worthless and the value of the BXM remains unchanged upon settlement of the call options.

Subsequent to the settlement of the expired call options, new at or slightly out of the money call options are deemed written and included in the value of the BXM. Like the expired call options, the new call options will expire approximately one month after the date of sale. The date on which one call option expires and another call option is written is referred to as the “roll date” and the process of replacing the expired options with the new options is referred to as the “roll.” The strike price of each new call option is equal to the strike price of the listed call option on the S&P 500® that is closest to and greater than the last value of the S&P 500® reported before 11:00 a.m. (New York City time). For example, if the last value of the S&P 500® reported before 11:00 a.m. (New York City time) is 901.10 and the closest listed option strike price above 901.10 is 905, then 905 is selected as the new strike price for the call options on the S&P 500®.

Once the strike price for each new call option has been determined, each new call option is deemed sold at a price equal to the volume-weighted average price (the “VWAP”) of each new call option during the half hour between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time) on the day the strike price is determined. The CBOE calculates the VWAP in a two-step process by (i) excluding trades in the new option identified as having been executed as part of a spread (i.e., a position taken in two or more options in order to profit through changes in the relative prices of those options); and (ii) calculating the volume-weighted average of all remaining transaction prices of each new call option during this half-hour period. The weights are equal to the fraction of the total volume, excluding spread transactions, transacted at each price during this period, as indicated by the CBOE’s Market Data Retrieval System. If no transactions occur between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time), each new call option is deemed sold at the last bid price reported before 12:00 p.m. The value of the option premium deemed received from each new call option is functionally “reinvested” in the portfolio.

Calculation of the BXM

The BXM is a “chained index,” meaning its value depends on the cumulative product of the gross daily rates of return on the covered S&P 500® portfolio since June 1, 1988, when the initial value of the BXM was first calculated and set at 100.00.

The value of the BXM on any given date is calculated according to the following formula:

          BXMt = BXMt-1 (1 + Rt)

where:

          BXMt-1 is the value of the BXM on the previous day; and

Rt is the daily rate of return of the covered S&P 500® portfolio on that day. This rate includes ordinary cash dividends paid on the S&P 500® constituent stocks that trade “ex-dividend” on that day.

Comparison of the returns of the BXM and the S&P 500®

The following two examples illustrate how the index performance is derived from the S&P 500® return using actual information from the quarters ending December 31, 2003 and September 30, 2004, respectively. For information on quarter ending levels from June 30, 1997 to August 1, 2007, see “—Historical Information” beginning on page S-18.

The CBOE S&P 500 BuyWrite Index

Example 1: Quarter ending December 31, 2003 (BXM underperforms the S&P 500®):

S&P 500®:

•	S&P 500® return:	11.64%
•	Dividend Yield on the S&P 500®:	0.54%
•	Total S&P 500® return:	12.18%

BXM:

•	Total S&P 500® return:	12.18%
•	Loss on short options sold during the quarter*:	–4.46%
•	BXM return:	7.72%

Example 2: Quarter ending September 30, 2004 (BXM outperforms the S&P 500®):

S&P 500®:

•	S&P 500® return:	–2.29%
•	Dividend Yield on the S&P 500®:	0.42%
•	Total S&P 500® return:	–1.87%

BXM:

•	Total S&P 500® return:	–1.87%
•	Gain on options sold during the quarter*:	1.99%
•	BXM return:	0.12%

*	The gain and loss on options sold during the quarter are expressed as a percentage of the level of the S&P 500® at the end of each month during the relevant quarter.

For additional information on how to calculate the BXM and specific information on BXM calculation on roll dates, see the CBOE’s web site at www.cboe.com/bxm. Please note that information in the CBOE website is not incorporated by reference herein.

Description of the S&P 500® Index

We have derived all information regarding the S&P 500® Index (the “S&P 500®”) contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P 500®, and may discontinue publication of the S&P 500®.

The S&P 500® is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500®, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the “S&P 500® constituent stocks”) compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of June 29, 2007, 424 companies or 85.5% of the S&P 500® by market capitalization traded on the New York Stock Exchange (“NYSE”), 76 companies or 14.5% of the S&P 500® by market capitalization traded on The Nasdaq Stock Market, and 0 companies or 0.0% of the S&P 500® by market capitalization traded on the American Stock Exchange. As of June 29, 2007, the S&P 500® represented approximately 73% of the

The CBOE S&P 500 BuyWrite Index

market value of S&P’s internal database of over 6,488 equities. S&P chooses companies for inclusion in the S&P 500® with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,488 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500® with the number of companies included in each group, as of July 31, 2007, indicated in parentheses: Consumer Discretionary (88), Consumer Staples (39), Energy (32), Financials (92), Health Care (53), Industrials (53), Information Technology (74), Materials (28), Telecommunication Services (9) and Utilities (32). S&P may from time to time, in its sole discretion, add companies to or delete companies from the S&P 500® to achieve the objectives stated above.

S&P calculates the S&P 500® by reference to the prices of the S&P 500® constituent stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the S&P 500® constituent stocks and received the dividends paid on such stocks.

Computation of the S&P 500®

S&P currently computes the S&P 500® as of a particular time as follows:

•	the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the “market value” of that stock);

•	the market values of all component stocks as of that time are aggregated;

•

the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

•	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

•	the current aggregate market value of all component stocks is divided by the base value; and

•	the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a “float-adjusted” number of shares to calculate the S&P 500®, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock’s market value. The transition to float adjustment took place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P began using only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

The CBOE S&P 500 BuyWrite Index

•	the issuance of stock dividends;

•	the granting to shareholders of rights to purchase additional shares of stock;

•	the purchase of shares by employees pursuant to employee benefit plans;

•	consolidations and acquisitions;

•	the granting to shareholders of rights to purchase other securities of the issuer;

•	the substitution by S&P of particular component stocks in the S&P 500®; or

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value Í	New Market Value	= New Base Value

Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500®.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P 500® or any successor index. S&P does not guarantee the accuracy or the completeness of the S&P 500® or any data included in the S&P 500®. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P 500®. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P 500® or the manner in which the S&P 500® is applied in determining the amount payable at maturity.

Historical Information

Since its inception, the BXM and the S&P 500® have experienced significant fluctuations. Any historical upward or downward trend in the value of the BXM and the S&P 500® during any period shown below is not an indication that the value of the BXM and the S&P 500® is more or less likely to increase or decrease at any time during the term of the Securities. The historical BXM and the S&P 500® levels do not give an indication of future performance of the BXM and the S&P 500®. UBS cannot make any assurance that the future performance of the BXM and the S&P 500® will result in holders of the Securities receiving a positive total return on their investment.

The following table sets forth the quarterly levels for the BXM and the quarterly returns for both the BXM and S&P 500® from June 30, 1997 to August 1, 2007. The return on the S&P 500® incorporates the ordinary cash dividends on the S&P 500® constituent stocks trading “ex-dividend” as of the end of the particular quarter. Because the CBOE began public dissemination of the BXM on April 11, 2002, the quarterly Index returns from June 30, 1994 through March 31, 2002, are based on historical trading data for the S&P 500® and the applicable one-month, at-the-money call options on the CBOE, calculated by the CBOE as though the BXM had been published during that period.

The closing level of the BXM on August 1, 2007 was 818.60. The actual Index Starting Level will be the level of the BXM on the trade date.

The CBOE S&P 500 BuyWrite Index

Date	BXM Quarterly Ending Index Level	BXM Quarterly Index Return	S&P 500® Quarterly Index Return	S&P 500® Quarterly Ending Index Level

6/30/97	356.84			885.14
9/30/97	387.01	8.45%	7.02%	947.28
12/31/97	411.41	6.30%	2.44%	970.43
3/31/98	436.52	6.10%	13.53%	1101.75
6/30/98	468.26	7.27%	2.91%	1133.84
9/30/98	430.75	-8.01%	-10.30%	1017.01
12/31/98	489.37	13.61%	20.87%	1229.23
3/31/99	524.48	7.17%	4.65%	1286.37
6/30/99	578.71	10.34%	6.71%	1372.71
9/30/99	563.39	-2.65%	-6.56%	1282.71
12/31/99	592.96	5.25%	14.54%	1469.25
3/31/00	610.47	2.95%	2.00%	1498.58
6/30/00	627.23	2.75%	-2.93%	1454.6
9/29/00	649.80	3.60%	-1.24%	1436.51
12/29/00	636.82	-2.00%	-8.09%	1320.28
3/30/01	586.98	-7.83%	-12.11%	1160.33
6/29/01	603.30	2.78%	5.52%	1224.42
9/28/01	527.63	-12.54%	-14.99%	1040.94
12/31/01	567.25	7.51%	10.29%	1148.08
3/29/02	585.55	3.23%	-0.06%	1147.39
6/28/02	535.60	-8.53%	-13.73%	989.82
9/30/02	461.67	-13.80%	-17.63%	815.28
12/31/02	523.92	13.48%	7.92%	879.82
3/31/03	517.20	-1.28%	-3.60%	848.18
6/30/03	561.31	8.53%	14.89%	974.5
9/30/03	580.58	3.43%	2.20%	995.97
12/31/03	625.38	7.72%	11.64%	1111.92
3/31/04	635.58	1.63%	1.29%	1126.21
6/30/04	651.89	2.57%	1.30%	1140.84
9/30/04	652.69	0.12%	-2.30%	1114.58
12/31/04	677.26	3.76%	8.73%	1211.92
3/31/05	680.86	0.53%	-2.59%	1180.59
6/30/05	682.81	0.29%	0.91%	1191.33
9/30/05	720.96	5.59%	3.15%	1228.81
12/30/05	706.04	-2.07%	1.59%	1248.29
3/31/06	735.49	4.17%	3.73%	1294.83
6/30/06	740.51	0.68%	-1.90%	1270.2
9/29/06	772.94	4.38%	5.17%	1335.85
12/29/06	800.16	3.52%	6.17%	1418.3
3/30/07	807.02	0.86%	0.18%	1420.86
5/31/07	831.12	2.99%	7.72%	1530.62
6/29/07	830.27	-0.10%	-1.78%	1503.35
8/1/07	818.60	-1.41%	-2.50%	1465.81

*        The BXM and S&P 500® levels and returns for this period do not represent a full quarter

The CBOE S&P 500 BuyWrite Index

The graph below compares the performance of the BXM and the S&P 500 Total Return Index, which assumes the reinvestment of the dividend yield on the S&P 500®, from June 30, 1997 through August 1, 2007. For comparison purposes, the levels of the BXM and the S&P 500 Total Return Index illustrated below have been recalculated in order to start from a level of 100 on June 30, 1997.

Source: Bloomberg L.P.

License Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the BXM.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Product is not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) or the Chicago Board Options Exchange, Incorporated (“CBOE”). S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in securities generally or in the Product (The CBOE S&P 500 BuyWrite Index (BXM) is a benchmark index designed to track the performance of a hypothetical buy-write strategy on the S&P 500® Index). S&P’s and CBOE’s only relationship to Licensee is the licensing of certain trademarks and trade names of S&P, CBOE and the BXM which is determined, composed and calculated by CBOE without regard to Licensee or the Product. CBOE has no obligation to take the needs of Licensee or the owners of the Product into consideration in determining, composing or calculating the BXM. S&P and CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product to be issued or in the determination or calculation of the equation by which the Product is to be converted

The CBOE S&P 500 BuyWrite Index

into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the Product.

CBOE SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE BXM FROM SOURCES THAT CBOE CONSIDERS RELIABLE, BUT S&P AND CBOE ACCEPT NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND CBOE DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE BXM OR ANY DATA INCLUDED THEREIN. S&P AND CBOE MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE BXM OR ANY DATA INCLUDED THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE BXM OR ANY DATA INCLUDED THEREIN.

In addition, (i) CBOE has no relationship to the BXM or the Product other than authorizing S&P to grant a license to Licensee to use the BXM as the basis for the Product; (ii) CBOE has no obligation to take the needs of Licensee, purchasers or sellers of the Product or any other persons into consideration in maintaining the BXM or modifying the methodology underlying the BXM and (iii) CBOE has no obligation or liability in connection with the administration, marketing or trading of the BXM, the Product or any other investment product of any kind or character that is based thereon.

Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500”, and “500” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and “BXM” is a trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by UBS. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor’s or CBOE and Standard & Poor’s and CBOE make no representation regarding the advisability of investing in the Product.

Valuation of the Securities

At maturity or upon an early exchange. You will receive a cash payment at maturity or upon an early exchange that is based on the BXM’s return, which may be positive or negative. The Securities are fully exposed to the downside performance risk of the BXM from the trade date to the applicable valuation date or the final valuation date, as the case may be, and a negative Index return will reduce your cash payment at maturity or upon an early exchange. In order to receive a positive return on your Securities, the level of the BXM must increase by an amount sufficient to offset the cumulative effect of the fees. You may lose some or all of your investment if the BXM declines over the term of the Securities or does not increase by an amount sufficient to offset the cumulative effect of the fees.

At maturity or upon an early exchange, you will receive a cash payment per $10 principal amount of your Securities equal to the Redemption Amount, which is calculated on the applicable valuation date or the final valuation date, as the case may be, and based on the Index Performance.

The Redemption Amount will equal:

(Investment Amount Í Index Performance) – Fee Amount

The “Investment Amount” will equal:	$10 – $0.125 = $9.875

The “Index Performance” will be calculated as follows:

Index Ending Level

Index Starting Level

where the “Index Starting Level” will equal the closing level of the BXM on the trade date and the “Index Ending Level” will equal the closing level of the BXM on any trading day or, for the purposes of calculating the Redemption Amount, the closing level of the BXM on the applicable valuation date or the final valuation date, as the case may be.

The “Fee Amount” is equal to 1.25% per annum multiplied by the Investment Amount multiplied by the Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date and then increasing, on each subsequent calendar day, by an amount equal to: (1.25%/365) Í Investment Amount Í Index Performance.

For further information concerning the calculation of the payment at maturity or upon an early exchange, see “Specific Terms of the Securities—Payment at Maturity or upon Exchange” on page S-23.

Prior to maturity or upon an early exchange. The market value of the Securities will be affected by several factors many of which are beyond our control. We expect that generally the level of the BXM on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, interest and yield rates in the market, supply and demand for the Securities, the volatility of the BXM, the volatility of the S&P 500® constituent stocks, the liquidity of the call options on the S&P 500® included in the BXM each month, the level of the S&P 500®, economic, financial, political, regulatory, judicial or other events that affect the level of the BXM, the market prices of the S&P 500® constituent stocks or the call options on the S&P 500® included in the BXM each month, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-8 for a discussion of the factors that may influence the market value of the Securities prior to maturity or upon an early exchange.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

Your minimum investment is 100 Securities at a principal amount of $10 per Security (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Payment at Maturity or upon Exchange

At maturity or upon an early exchange, you will receive a cash payment per $10 principal amount of your Securities equal to the Redemption Amount, which is calculated on the applicable valuation date or the final valuation date, as the case may be, and based on the Index Performance.

The Redemption Amount will equal:

(Investment Amount ÍIndex Performance) – Fee Amount

The “Investment Amount” will equal:	$10 – $0.125 = $9.875

The “Index Performance” will be calculated as follows:

Index Ending Level

Index Starting Level

The “Index Starting Level” will equal •, the closing level of the BXM on the trade date.

Specific Terms of the Securities

The “Index Ending Level” will equal the closing level of the BXM on any trading day or, for the purposes of calculating the Redemption Amount, the closing level of the BXM on the applicable valuation date or the final valuation date, as the case may be.

The “Fee Amount” is equal to 1.25% per annum multiplied by the Investment Amount multiplied by the Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date and then increasing, on each subsequent calendar day, by an amount equal to: (1.25%/365) Í Investment Amount Í Index Performance.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early exchange.

The Securities are fully exposed to any decline in the level of the BXM. You may lose some or all of your investment if the BXM level declines over the term of the Securities or if the BXM does not increase by an amount sufficient to offset the cumulative effect of the fees.

Exchange Right

You will have the right to exchange your Securities annually on each exchange date for a cash payment equal to the Redemption Amount determined on the applicable valuation date, which will be the third business day before the immediately succeeding exchange date.

In order to effect this exchange and receive the Redemption Amount, you must instruct your broker or other person through whom you hold your Securities, no later than 12:00 p.m. (New York City time) on the 10th business day prior to the applicable exchange date, to transfer your book-entry interest in the Securities to the Trustee for the benefit of our account at or prior to 10:00 a.m. (New York City time) on the third business day after the applicable valuation date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you instruct your broker or other person through whom you hold your Securities after 12:00 p.m. (New York City time) on the 10th business day prior to the applicable exchange date, your notice will not be effective, you will not be able to exchange your Securities until the following exchange date and you will need to complete all the required steps if you should wish to exchange your Securities on any subsequent exchange date.

Since the Securities will be held only in book-entry form, only DTC may exercise the exchange right with respect to the Securities. Accordingly, beneficial owners of Securities that desire to have all or any portion of their Securities exchanged must instruct the DTC participant through which they own their interest to direct DTC to exercise the exchange right on their behalf. All instructions given to participants from beneficial owners of Securities relating to the right to exchange their Securities will be irrevocable. In addition, at the time instructions are given in order to effect this exchange and receive the Redemption Amount, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related Securities, on DTC’s records, to the Trustee on our behalf.

Maturity Date

The maturity date is currently expected to be on or about August 31, 2012, unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date as determined in accordance with “—Final Valuation Date” below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below.

Specific Terms of the Securities

Final Valuation Date

We currently expect the final valuation date to be on August 28, 2012, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

Exchange Dates

The exchange dates are currently expected to be each of four dates on September 3, 2008, August 31, 2009, August 31, 2010 and August 31, 2011, respectively, unless such day is not a business day, in which case the exchange date will be the next following business day. If the third business day before the applicable exchange date does not qualify as the applicable valuation date as determined in accordance with “Valuation Dates” below, then the applicable exchange date will be the third business day after the immediately preceding valuation date. The calculation agent may postpone the applicable valuation date—and therefore the applicable exchange date—if a market disruption event occurs or is continuing on a day that would otherwise be the applicable valuation date. We describe market disruption events under “—Market Disruption Event” below.

Valuation Dates

The applicable valuation date will be the third business day before the immediately succeeding exchange date, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the applicable valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the applicable valuation date for the Securities be postponed by more than ten business days.

Market Disruption Event

The calculation agent will determine the Index Ending Level on the applicable valuation date or the final valuation date, as the case may be. As described above, the applicable valuation date or the final valuation date, as the case may be, may be postponed and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the applicable valuation date or the final valuation date, as the case may be, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the BXM on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event.

Specific Terms of the Securities

Any of the following will be a market disruption event with respect to the S&P 500®:

†

the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the value of the S&P 500® (or the relevant successor index) for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session;

†

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the value of the S&P 500® (or the relevant successor index) during the last one-half hour preceding the close of the principal trading session on such exchange are materially inaccurate; or

†

the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500® (or the relevant successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market

The following will be a market disruption event with respect to the BXM:

†

the suspension, limitation, cancellation or repudiation of any options contracts relating to stocks which then comprise 20% or more of the value of the S&P 500® for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session, in each case, in the determination of the calculation agent, any such suspension, limitation, unavailability, cancellation or repudiation is material.

In both cases, if trading in a security included in the S&P 500® or the BXM is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500® or the BXM, as the case may be, shall be based on a comparison of (x) the portion of the value of that index attributable to that security relative to (y) the overall value of that index, in each case immediately before that suspension or limitation.

The following events will not be market disruption events:

† a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

† a decision to permanently discontinue trading in the option or futures contracts relating to either Index or any S&P 500® constituent stocks.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the S&P 500® or any S&P 500® constituent stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount.”

Specific Terms of the Securities

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

†	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

†	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

†	no quotation of the kind referred to above is obtained, or

†	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the applicable valuation date or the final valuation date, as the case may be, then the default amount will equal the principal amount of the Securities.

Specific Terms of the Securities

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

†	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

†	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the BXM; Alteration of Method of Calculation

If the CBOE discontinues publication of the BXM and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the BXM and approves as a successor index then the calculation agent will determine the Index Performance, Index Ending Level and the amount payable at maturity or upon an early exchange by reference to such successor index.

If the calculation agent determines that the publication of the BXM is discontinued and that there is no successor index on any date when the value of the BXM is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks and options or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the BXM.

If the calculation agent determines that the method of calculating the BXM has been changed at any time in any respect—and whether the change is made by CBOE under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the S&P 500® constituent stocks or their issuers or is due to any other reason—that causes the BXM not to fairly represent the value of the BXM had such changes not been made or that otherwise affects the calculation of the Index Performance, the Index Ending Level or the amount payable at maturity or upon an early exchange, then the calculation agent may make adjustments in the method of calculating the BXM that it believes are appropriate to ensure that the Index Performance used to determine the amount payable on the maturity date or upon an early exchange is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Performance, Index Ending Level, the amount payable at maturity or upon an early exchange or otherwise relating to the level of the BXM may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon an early exchange will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a day that is a business day of the kind described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus.

Specific Terms of the Securities

Modified Business Day

As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “Maturity Date”, “Exchange Date” and “Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity or upon an early exchange, market disruption events, business days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to either Index and/or listed and/or over-the-counter options or futures on S&P 500® constituent stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the S&P 500® prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

†	acquire or dispose of long or short positions of securities of issuers of the S&P 500® constituent stocks;

†

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the S&P 500® or the value of the S&P 500® constituent stocks;

†

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

†	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the applicable valuation date or the final valuation date, as the case may be. That step may involve sales or purchases of the S&P 500® constituent stocks, listed or over-the-counter options or futures on S&P 500® constituent stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of either Index or indices designed to track the performance of either Index or other components of the U.S. equity markets.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-8 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2007 (unaudited)	CHF	USD

	(in millions)
Debt
Debt issued(1)	369,303	303,713

Total Debt	369,303	303,713
Minority Interest(2)	6,156	5,063
Shareholders’ Equity	51,606	42,441

Total capitalization	427,065	351,216

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.82240.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

There is no authority that directly addresses the tax treatment of your Securities and thus the tax treatment of your Securities is uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, your Securities should be treated as a pre-paid forward contract with respect to the BXM and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance

Supplemental U.S. Tax Considerations

with such characterization. If the Securities are so treated, you should recognize capital gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. Alternatively, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, exchange or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

It is also possible that the IRS could assert that your Securities should be subject to the “constructive ownership” rules set forth in Section 1260 of the Code. Specifically, Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form would not apply to the Securities. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possible with retroactive effect) to expand the application of the “constructive ownership” regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Securities. If Section 1260 were to apply to the Securities, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on sale, exchange, maturity, or other taxable disposition of the Securities as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in shares of companies that are included in the BXM during the period in which you hold the Securities. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Securities in whole or in part to the extent that (i) a holder of the Securities would have recognized short-term capital gain in respect of the option premiums if it would have directly sold the call options that comprise the BXM or (ii) a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the shares upon rebalancing of the BXM between the issue date for the Securities and the date of the disposition of the Securities.

Supplemental U.S. Tax Considerations

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be treated as if you owned the underlying components of the BXM or (ii) you should be required to recognize taxable gain upon the expiration dates of the call options included in the BXM. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

Supplemental U.S. Tax Considerations

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of this prospectus supplement. In addition, UBS has agreed to pay an additional amount on each anniversary of the settlement date (the “annual commission”) to UBS Financial Services Inc. in respect of clients that continue to hold the Securities through UBS Securities LLC and UBS Financial Services Inc. through such anniversary. The annual commission will equal 0.75% per annum multiplied by the Investment Amount multiplied by the Index Performance for the outstanding Securities held through UBS Securities LLC and UBS Financial Services Inc. at such anniversary. UBS has procedures in place to ensure that underwriting compensation to UBS Securities LLC and UBS Financial Services Inc. will not exceed 8% of proceeds. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Securities at the original issue price applicable to the offered Securities to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Securities after their initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-8
The CBOE S&P 500 BuyWrite Index	S-14
Valuation of the Securities	S-22
Specific Terms of the Securities	S-23
Use of Proceeds and Hedging	S-30
Capitalization of UBS	S-31
Supplemental U.S. Tax Considerations	S-32
ERISA Considerations	S-36
Supplemental Plan of Distribution	S-37

Prospectus

Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG,
Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Performance Tracking
Securities

UBS AG $• Securities
linked to the CBOE S&P 500
BuyWrite Index
due on or about August 31, 2012

Prospectus Supplement

August •, 2007
(To Prospectus dated March 27, 2006)

UBS Financial Services Inc.
UBS Investment Bank